Exhibit 4.3
Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
July 31, 2011
CMP Susquehanna Radio Holdings Corp.
c/o Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Re: Amended and Restated Warrant Agreement
Gentlemen:
     Reference is made to the form of Amended and Restated Warrant Agreement attached hereto as Annex A (the “Amended and Restated Warrant Agreement”), to be entered into between CMP Susquehanna Radio Holdings Corp., a Delaware corporation (“Radio Holdings”), and Computershare Trust Company, N.A., as the warrant agent thereunder (the “Warrant Agent”), effective as of immediately following the closing of the transactions contemplated by the Exchange Agreement, dated January 31, 2011, among Cumulus Media Inc., a Delaware corporation (“CMI”), the Sellers party thereto and the Sellers’ Representative party thereto. The Amended and Restated Warrant Agreement will, effective as of immediately following such closing, replace in its entirety the Warrant Agreement, dated March 26, 2009, between Radio Holdings and the Warrant Agent. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Warrant Agreement. This letter agreement (this “Agreement”) shall serve as the CMI Exchange Agreement referenced in the Amended and Restated Warrant Agreement.
     Pursuant to the Amended and Restated Warrant Agreement, Radio Holdings has agreed to obtain from CMI and at all times keep available for issuance upon exercise of the Warrants such number of Shares as will be sufficient to permit the exercise in full of all Warrants, and that all Shares, when issued to Radio Holdings in accordance with the terms of this Agreement, shall be duly and validly issued and fully paid and nonassessable shares of CMI, and not subject to any preemptive rights. CMI hereby covenants and agrees to issue to Radio Holdings such number of Shares as will be sufficient to permit the exercise in full of all Warrants, and that all Shares, when issued to Radio Holdings in accordance with the terms hereof will be duly and validly issued and fully paid and nonassessable shares of CMI, and not subject to any preemptive rights. Such issuance of Shares shall be either (at CMI’s option) directly to Radio Holdings in return for the issuance to CMI of shares of common stock of Radio Holdings, or indirectly through Radio Holdings’ direct parent corporation, CMP Susquehanna Holdings Corp., a Delaware corporation (“Top Holdco”), if Top Holdco remains a wholly owned direct subsidiary of CMI and the direct parent corporation of Radio Holdings at the time of such issuance. In the event the number of Shares, or the type of securities or other property issuable upon exercise of the Warrants, is adjusted pursuant to Section 7 of the Warrant Agreement, then the number of Shares, or the type of securities or other property, that CMI is obligated hereunder to issue to Radio Holdings shall likewise be automatically adjusted without any required action of the Parties, and CMI agrees to issue to Radio Holdings such adjusted number of Shares, or securities or other property.
     CMI hereby agrees that each Holder who so requests to CMI in writing (which may include request via e-mail) shall be acknowledged by CMI in writing to be a third-party beneficiary of this CMI Exchange Agreement. CMI hereby acknowledges that each of the Holders who have executed the Consent to Amendment and Restatement of Warrant Agreement among Radio Holdings, the Warrant Agent, CMP Susquehanna Holdings Corp. and the Holders party thereto, have so requested to CMI in writing, and CMI hereby acknowledges that all such Holders are third-party beneficiaries of this CMI Exchange Agreement.
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Please confirm your agreement with the foregoing by countersigning in the space indicated below.

Very truly yours, CUMULUS MEDIA INC.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and CEO

Acknowledged and agreed as of the date
first written above:

CMP SUSQUEHANNA RADIO HOLDINGS CORP.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	Chairman, President and CEO

[CMI Exchange Agreement]